Target Hospitality Announces Fourth Quarter and Full Year 2020 Results and Provides Full Year 2021 Financial Outlook

THE WOODLANDS, Texas, March 30, 2021 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), the largest provider of vertically-integrated specialty hospitality accommodations with premium food management and value-added hospitality services in the U.S., today reported results for the fourth quarter and year ended December 31, 2020.

Financial and Operational Highlights for the Year Ended 2020

●	Revenue of $225.1 million for the year ended December 31, 2020 as compared to $321.1 million for the same period in 2019
●	Net loss of $27.5 million for the year ended December 31, 2020, compared to net income of $6.2 million for full year 2019
●	Basic and diluted loss per share of $0.29 for the year ended December 31, 2020
●	Adjusted EBITDA(1) of $78.5 million for the year ended December 31, 2020, compared to $159.2 million for the same period in 2019
●	Strong cash generation with net cash provided by operating activities of $46.8 million and Discretionary Cash Flow (“DCF”) (1) of $45.9 million for the year ended December 31, 2020
●	Strong balance sheet with liquidity of $84.0 million as of December 31, 2020
●	Utilized $32 million of 2020 discretionary cash flow to reduce borrowings under the Company’s revolving credit facility
●	TC Energy Corporation’s Keystone XL pipeline project contributed approximately $41.9 million in revenue for the year ended December 31, 2020
●	Secured approximately $383 million in minimum revenue contracts, backed by the United States Government, including a new $118 million contract providing a suite of comprehensive service offerings supporting humanitarian aid efforts

Executive Commentary

“As the 2020 macroeconomic outlook became increasingly uncertain, Target took aggressive actions to align the business with customer demand, while maintaining focus on preserving our financial strength.  These actions resulted in a leaner and more efficient operating structure, which appropriately positioned Target to take advantage of a more balanced market.  As the economic outlook began improving, Target was able to meet a recovery in customer demand for its premium service offerings with little incremental cost, providing the backdrop for margin expansion in the second half of 2020,” stated Brad Archer, President and Chief Executive Officer.

“We have continued to see improvement in customer demand and anticipate gradual increases in end-market customer activity throughout 2021, as the market continues to normalize. Additionally, we are excited about the new partnership with a leading nonprofit and providing support to the U.S. Government in their humanitarian aid efforts.  This strategic partnership illustrates our consistent strategy of utilizing our existing core competencies to further diversify our end-markets, while securing high quality contracts that provide significant revenue visibility.  Our suite of core competencies and premier service offerings strategically position Target to evaluate other potential value enhancing opportunities that will further diversify Target’s end-markets and strengthen its financial posture.  As we indicated in our 2021 outlook, we will continue to generate meaningful discretionary cash flow and remain focused on capital discipline, continued debt reduction and improving operating efficiency through the balance of 2021,” concluded Mr. Archer.

Financial Results

Full Year Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Years Ended ($ in ‘000s, except ADR and per share amounts)	December 31, 2020	December 31, 2019
Revenue	$225,148	$321,096
Net income (loss)	$(27,478)	$6,236
Earnings (loss) per share – basic and diluted	$(0.29)	$0.07
Adjusted EBITDA	$78,488	$159,188
Average daily rate (ADR)	$77.40	$81.26
Average utilized beds	6,352	9,923
Utilization	48%	83%

Revenue for the year ended December 31, 2020 was $225.1 million compared to $321.1 million for the same period in 2019. The decrease in revenue was primarily driven by a reduction in energy end-market customer activity as a result of the COVID-19 pandemic, which created a meaningful reduction in customer headcount within our operating areas.  These decreases were offset by increased activity associated with TC Energy Corporation’s (“TCPL”) project, which contributed approximately $41.9 million in revenue in 2020. Net loss for the year ended December 31, 2020 was $27.5 million, compared to net income of $6.2 million for the same period in 2019.

Adjusted EBITDA was $78.5 million for the year ended December 31, 2020 compared to $159.2 million for the same period in 2019.

ADR decreased by $3.86 to $77.40 for the year ended December 31, 2020 compared to the same period in 2019.  Average utilized beds and utilization were 6,352 and 48%, respectively, for the year ended December 31, 2020.

Fourth Quarter Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR and per share amounts)	December 31, 2020	December 31, 2019
Revenue	$51,610	$76,113
Net income (loss)	$(9,210)	$66
Earnings (loss) per share – basic and diluted	$(0.10)	$0.00
Adjusted EBITDA	$15,762	$36,044
Average daily rate (ADR)	$69.92	$80.90
Average utilized beds	5,773	9,789
Utilization	43%	76%

Revenue for the three months ended December 31, 2020 was $51.6 million compared to $76.1 million for the same period in 2019. The decrease in revenue was primarily driven by a reduction in energy end-market customer activity as a result of the COVID-19 pandemic and subsequent meaningful reduction in customer headcount within our operating areas.  These decreases were offset by increased activity associated with the TCPL project, which contributed approximately $13.8 million in revenue in the fourth quarter of 2020. Net loss for the three months ended December 31, 2020 was $9.2 million compared to net income of $0.1 million for the same period in 2019.

Adjusted EBITDA was $15.8 million for the three months ended December 31, 2020 compared to $36.0 million for the same period in 2019.

TH Q4 2020 Earnings Release	Page 2 of 14

ADR decreased by $10.98 to $69.92 for the three months ended December 31, 2020 compared to the same period in 2019.  The decrease in ADR was primarily driven by lower average ADR in the Permian and Government segments.  Average utilized beds and utilization were 5,773 and 43%, respectively, for the three months ended December 31, 2020.

Capital Management

The Company had approximately $9.1 million of capital expenditures, including $0.9 million of maintenance capital expenditures, for the year ended December 31, 2020.  Target has established a premium network with substantial scale within its core operating regions. This scale allows Target to service increasing demand for its hospitality and accommodation services with minimal capital spending, supporting strong margins and cash flow generation.

As of December 31, 2020, the Company had $7.0 million of cash and cash equivalents, and $388 million in gross amount of total long-term debt, which included $340 million in aggregate principal amount of senior secured notes due March 2024 and borrowings of $48 million under the Company’s $125 million revolving credit facility. The Company had consolidated net leverage of 5.0 times, as defined under its credit facility.

Business Update

Signs of the economic recovery are beginning to emerge, anchored by global fiscal and monetary stimulus and continued rollout of COVID-19 vaccines.  Target has continued to see modest improvement in energy end-market customer demand and operating metrics in 2021 and anticipates gradual increases in customer activity throughout the year, with a more normalized market in 2022.

As the Company announced, on March 29, 2021, it has entered into a lease and services agreement with a leading national nonprofit organization, backed by a committed United States Government contract, to provide a suite of comprehensive service offerings in support of their humanitarian aid efforts.  The contract has a value of approximately $118.0 million and is fully committed over its initial one-year term, which commenced March 18, 2021.  This partnership is consistent with Target’s Government segment and strategy of diversifying its end-markets through high quality contracts with premier partners, that provide strong revenue visibility and cash flows.

Target’s core business remains strong, and its customer base and contract structure, including exclusivity, have allowed the Company to take advantage of stabilizing market trends.  In addition, the recent government services contract provides meaningful committed revenue through 2021.  These elements have contributed to approximately 96% of the Company’s anticipated 2021 revenue being under contract with approximately 69% of contracted revenue having committed payment provisions.  As a result, the Company is announcing its 2021 financial outlook of:

●	Total revenue between $235 and $245 million
●	Adjusted EBITDA(1) between $88 and $95 million
●	Interest expense(2) between $34 and $36 million
●	Discretionary Cash Flow(1) between $55 and $60 million
●	Total capital spending between $12 and $17 million, excluding acquisitions
●	Targeting a total net leverage(3) ratio of below 4.0x by year end 2021

(2)  Interest expense excludes amortization of deferred financing cost and original issue discount

(3)  Total net leverage ratio is defined in the credit facility as consolidated total debt to consolidated EBITDA for the preceding four fiscal quarters

Recent Developments

On March 29, 2021, the Board of Directors of Target Hospitality (the “Board”) and its special committee comprised of independent directors (the “Special Committee”) were notified that Arrow Holdings S.à r.l. (“Arrow”), an affiliate of TDR Capital LLP (“TDR”), withdrew its previously announced non-binding proposal to acquire all of the outstanding shares of common stock of Target Hospitality not owned by Arrow or its affiliates for cash consideration of $1.50 per share (the “Proposal”).

Consequently, the Special Committee and its own outside legal counsel and its own outside financial advisor have ceased their evaluation of the Proposal.

TH Q4 2020 Earnings Release	Page 3 of 14

Segment Results – Fourth Quarter 2020

Permian Basin

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	December 31, 2020	December 31, 2019
Revenue	$22,963	$53,191
Adjusted gross profit	$9,260	$29,957
Adjusted gross profit margin	40%	56%
Average daily rate (ADR)	$75.68	$83.90
Average utilized beds	3,227	6,706
Utilization	34%	73%

Revenue for the three months ended December 31, 2020 was $23.0 million compared to $53.2 million for the same period in 2019. Revenue decreased primarily due to lower utilization as a result of the COVID-19 pandemic, which created a meaningful reduction in customer headcount demand.  ADR decreased by $8.22, to $75.68 compared to the same period in 2019.  The reduction is ADR was primarily driven by a reduction in the uncontracted portion of the business and moderate pricing pressure.

Adjusted gross profit margin was 40% for the three months ended December 31, 2020, compared to 56% for the same period in 2019.

Bakken Basin

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	December 31, 2020	December 31, 2019
Revenue	$900	$4,091
Adjusted gross profit	$(162)	$1,283
Adjusted gross profit margin	(18)%	31%
Average daily rate (ADR)	$74.44	$78.60
Average utilized beds	129	554
Utilization	12%	54%

Revenue for the three months ended December 31, 2020 was $0.9 million compared to $4.1 million for the same period in 2019. The decrease was attributable to select communities remaining closed in the Bakken since May 2020, as a result of the COVID-19 pandemic, which created a meaningful reduction in global demand resulting in a sharp decline in customer activity.

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR)	December 31, 2020	December 31, 2019
Revenue	$13,732	$16,858
Adjusted gross profit	$9,821	$12,218
Adjusted gross profit margin	72%	73%
Average daily rate (ADR)	$60.85	$74.50
Average utilized beds	2,400	2,400
Utilization	100%	100%

TH Q4 2020 Earnings Release	Page 4 of 14

Revenue for the three months ended December 31, 2020 was $13.7 million compared to $16.9 million for the same period in 2019.  Average available beds of 2,400 were fully utilized for the three months ended December 31, 2020, with an ADR of $60.85.  On September 15, 2020, Target executed a five-year renewal and extension of its government services contract through September 30, 2026, which adds approximately $265 million in committed revenue over the contract term.  As a result of the contract extension, there was a decrease in non-cash deferred revenue amortization for the construction cost reimbursement associated with this contract.  The non-cash deferred revenue component was embedded in the ADR, which will result in a lower ADR in subsequent periods.  The facilities and services ADR remained unchanged.

TCPL Keystone

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	December 31, 2020	December 31, 2019
Revenue	$13,786	$1,229
Adjusted gross profit	$4,200	$193
Adjusted gross profit margin	30%	16%

This segment’s operations consist primarily of revenue from the construction phase of the TCPL project. Revenue for the three months ended December 31, 2020 was $13.8 million compared to $1.2 million for the same period in 2019. Revenue increased as a result of the significant increase in activity associated with the TCPL project.

As a result of the January 20, 2021 Executive Order, revoking the Keystone XL Presidential Permit, the Company anticipates substantially lower 2021 revenue associated with the TCPL project.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	December 31, 2020	December 31, 2019
Revenue	$229	$744
Adjusted gross profit	$(212)	$218
Adjusted gross profit margin	(93)%	29%

This segment’s operations consist of hospitality services revenue not included in other segments. Revenue for the three months ended December 31, 2020 was $0.2 million compared to $0.7 million for the same period in 2019.

Conference Call

The Company has scheduled a conference call for March 30, 2021 at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the fourth quarter and full year 2020 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-888-317-6003
International:	1-412-317-6061
Passcode:	0364477

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

TH Q4 2020 Earnings Release	Page 5 of 14

Target Hospitality is the largest provider of vertically integrated specialty rental accommodations and value-added hospitality services in the United States. Target Hospitality builds, owns and operates customized housing communities for a range of end users, and offers a full suite of cost-effective hospitality solutions including culinary, catering, concierge, laundry and security services as well as recreational facilities. Target Hospitality primarily serves the energy and government sectors and its growing network of communities is designed to maximize workforce productivity and satisfaction.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and natural gas; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and customers, remote work arrangements and return to work arrangements, contract and supply chain disruptions; operational, economic, political and regulatory risks; federal government budgeting and appropriations; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters, including pandemics and other business disruptions; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes from the Biden administration; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems; our ability to meet our debt service requirements and obligations; and risks related to Bidco’s obligations under the senior notes.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains forward-looking non-GAAP financial measure Adjusted EBITDA. Reconciliations of this forward-looking measure to its most directly comparable GAAP financial measure is unavailable to Target Hospitality without unreasonable effort. We cannot provide a reconciliation of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliation would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. Target Hospitality provides an Adjusted EBITDA outlook because we believe that this measure, when viewed with our results under GAAP, provides useful information for the reasons noted below.

Definitions:

TH Q4 2020 Earnings Release	Page 6 of 14

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets and loss on impairment. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other expense (income), net: Other expense (income), net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary asset conversions, COVID-19 related expenses, and other immaterial non-cash charges.
●	Currency (gains) losses, net: Foreign currency transaction gains and losses.
●	Restructuring costs: Algeco US Holdings LLC (“Target Parent”) incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs.
●	Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the business combination (the “Business Combination”) of Platinum Eagle Acquisition Corp., Target Logistics Management, LLC and RL Signor Holdings, LLC (“Signor”) as well as other transactions unrelated to the Company’s core business operations. Such amounts related to the Business Combination were funded by proceeds from the Business Combination.
●	Acquisition-related expenses: Target Hospitality incurred certain transaction costs associated with the acquisition of Superior and Signor.
●	Officer loan expense: Non-cash charge associated with loans to certain executive officers of the Company that were forgiven and recognized as selling, general, and administrative expense upon consummation of the Business Combination. Such amounts are not expected to recur in the future.
●	Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017.
●	Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, claim settlement, business development, accounting standard implementation costs and certain severance costs.

Target Hospitality defines Discretionary cash flow as cash flow from operations less maintenance capital spending for specialty rental assets.

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the

TH Q4 2020 Earnings Release	Page 7 of 14

sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), Gross profit, Earnings per share, Net cash provided by operating activities, or other performance measures derived in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH Q4 2020 Earnings Release	Page 8 of 14

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Services income	$28,905	$57,723	$132,430	$242,817
Specialty rental income	10,581	16,723	52,960	59,826
Construction fee income	12,125	1,667	39,758	18,453
Total revenue	51,610	76,113	225,148	321,096
Costs:
Services	26,730	29,497	109,185	120,712
Specialty rental	1,979	2,747	8,843	9,950
Depreciation of specialty rental assets	12,808	12,338	49,965	43,421
Gross profit	10,095	31,531	57,155	147,013
Selling, general and administrative	9,529	9,647	38,128	76,464
Other depreciation and amortization	3,094	3,881	15,649	15,481
Restructuring costs	—	—	—	168
Currency gains, net	—	(46)	—	(123)
Other expense (income), net	29	6,592	(723)	6,872
Operating income (loss)	(2,557)	11,457	4,101	48,151
Loss on extinguishment of debt	—	—	—	907
Interest expense, net	9,921	9,345	40,034	33,401
Income (loss) before income tax	(12,478)	2,112	(35,933)	13,843
Income tax expense (benefit)	(3,269)	2,046	(8,455)	7,607
Net income (loss)	(9,210)	66	(27,478)	6,236
Other comprehensive income (loss)
Foreign currency translation	(17)	(31)	124	(95)
Comprehensive income (loss)	$(9,227)	$35	$(27,354)	$6,141

Weighted average number shares outstanding - basic and diluted	96,155,017	97,835,525	96,018,338	94,501,789

Net income (loss) per share - basic and diluted	$(0.10)	$0.00	$(0.29)	$0.07

TH Q4 2020 Earnings Release	Page 9 of 14

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	December 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$6,979	$6,787
Accounts receivable, less allowance for doubtful accounts	28,183	48,483
Other current assets	8,400	5,525
Total current assets	$43,562	60,795

Specialty rental assets, net	311,487	353,695
Goodwill and Other intangibles, net	144,159	158,904
Other non-current assets	35,029	27,398
Total assets	$534,237	$600,792

Liabilities
Accounts payable	$10,644	$7,793
Deferred revenue and customer deposits	6,619	16,809
Other current liabilities	28,270	36,319
Total current liabilities	45,533	60,921

Long-term debt, net	326,499	323,258
Revolving credit facility	48,000	80,000
Other non-current liabilities	14,784	13,211
Total liabilities	434,816	477,390

Stockholders' equity
Common stock and other stockholders' equity	89,184	85,687
Accumulated earnings	10,237	37,715
Total stockholders' equity	99,421	123,402
Total liabilities and stockholders' equity	$534,237	$600,792

TH Q4 2020 Earnings Release	Page 10 of 14

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Years Ended
	December 31,
	2020	2019

Cash, cash equivalents and restricted cash - beginning of year	$6,839	$12,451

Cash flows from operating activities
Net (loss) income	(27,478)	6,236
Adjustments:
Depreciation	50,870	44,585
Amortization of intangible assets	14,744	14,317
Other non-cash items	2,149	22,252
Changes in operating assets and liabilities	6,496	(26,895)
Net cash provided by operating activities	$46,781	$60,495

Cash flows from investing activities
Purchases of specialty rental assets	(12,177)	(84,732)
Purchase of business	-	(30,000)
Other investing activities	1,228	2,027
Net cash used in investing activities	$(10,949)	$(112,705)

Cash flows from financing activities
Repurchase of common stock	(5,318)	(18,241)
Other financing activities	(30,365)	64,893
Net cash (used in) provided by financing activities	$(35,683)	$46,652

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9)	(54)

Change in cash, cash equivalents and restricted cash	140	(5,612)

Cash, cash equivalents and restricted cash - end of year	$6,979	$6,839

TH Q4 2020 Earnings Release	Page 11 of 14

Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2020	2019	2020	2019

Total Revenue	$51,610	$76,113	$225,148	$321,096

Gross Profit	$10,094	$31,531	$57,155	$147,013

Adjustments:
Depreciation of specialty rental assets	12,808	12,338	49,965	43,421
Adjusted gross profit	$22,902	$43,869	$107,120	$190,434

Adjusted gross profit margin	44%	58%	48%	59%

TH Q4 2020 Earnings Release	Page 12 of 14

Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2020	2019	2020	2019

Total Revenue	$51,610	$76,113	$225,148	$321,096

Net income (loss)	$(9,210)	$66	$(27,478)	$6,236
Income tax expense (benefit)	(3,269)	2,046	(8,455)	7,607
Interest expense, net	9,921	9,345	40,034	33,401
Loss on extinguishment of debt	-	-	-	907
Other depreciation and amortization	3,094	3,881	15,649	15,481
Depreciation of specialty rental assets	12,808	12,338	49,965	43,421
EBITDA	$13,344	$27,676	$69,715	$107,053

Adjustments
Other expense, net	322	6,890	416	8,031
Restructuring costs	-	-	-	168
Currency gains, net	-	(46)	-	(123)
Transaction expenses	597	329	979	38,357
Acquisition-related expenses	-	-	-	370
Target Parent selling, general, and administrative costs	-	-	-	246
Stock-based compensation	784	884	3,592	1,527
Other adjustments	716	311	3,786	3,559
Adjusted EBITDA	$15,762	$36,044	$78,488	$159,188

TH Q4 2020 Earnings Release	Page 13 of 14

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows

($ in thousands)

(unaudited)

	For the Year Ended
	December 31,
	2020	2019
Net cash provided by operating activities	$46,781	$60,495
Less: Maintenance capital expenditures for specialty rental assets	(888)	(2,029)
Discretionary cash flows	$45,893	$58,466

Purchase of specialty rental assets	(12,177)	(84,732)
Purchase of property, plant and equipment	(381)	(441)
Purchase of business, net of cash acquired	—	(30,000)
Repayments from affiliates	—	638
Receipt of insurance proceeds	619	386
Proceeds from sale of specialty rental assets and other property, plant and equipment	990	1,444
Net cash used in investing activities	$(10,949)	$(112,705)

Proceeds from borrowings on Senior Secured Notes, net of discount	—	336,699
Principal payments on finance and capital lease obligations	(11,581)	(2,331)
Proceeds from borrowings on finance and capital lease obligations	13,437	—
Principal payments on borrowings from ABL	(74,500)	(48,790)
Proceeds from borrowings on ABL	42,500	108,240
Repayment of affiliate note	—	(3,762)
Contributions from affiliate	—	39,107
Recapitalization	—	218,752
Recapitalization - cash paid to Algeco Seller	—	(563,134)
Payment of deferred financing costs	—	(19,798)
Restricted shares surrendered to pay tax liabilities	(221)	(90)
Purchase of treasury stock	(5,318)	(18,241)
Net cash provided by (used in) financing activities	$(35,683)	$46,652

TH Q4 2020 Earnings Release	Page 14 of 14